Exhibit 23.2

Consent of Independent Auditor
i3 Verticals, Inc.
Nashville, Tennessee
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 6, 2018, relating to the financial statements of Fairway Payments, Inc. which is incorporated by reference in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
McLean, Virginia
June 3, 2019